Exhibit 99.1

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Terri Vogt at (314) 577-7750
FOR IMMEDIATE RELEASE
U.S. DEPARTMENT OF JUSTICE CLEARS
INBEV MERGER WITH ANHEUSER-BUSCH
Agreement Calls for Divestment of Labatt Brands In United States
     ST. LOUIS, Nov. 14, 2008 — Global brewers InBev and Anheuser-Busch have reached an agreement with the U.S. Department of Justice (DOJ) that satisfies its requirement to approve the transaction, the companies announced today.
     Terms of the agreement call for InBev to grant a perpetual and exclusive license to brew, market, distribute and sell the Labatt beer brands in the United States to an independent third party. Labatt Brewing in Canada will be allowed to brew and supply the Labatt brands to the U.S. licensee for an interim period of three years. The existing Labatt USA operations, based in Buffalo, N.Y., that currently support the brand in the market will be sold to the licensee.
     The divestiture of the Labatt business in the United States will take place after the merger deal closes. The combination with InBev is subject to all other necessary regulatory clearances and customary closing conditions. A closing date has not yet been announced, but the brewers expect to complete the transaction as promptly as practical.
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